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                                                                    EXHIBIT 99.1


      NEW YORK, March 12 -- In a statement issued today, ConnectivCorp (OTC Bulletin Board: COTV) acknowledged its lack of success in creating any meaningful stream of income or cash flow from its existing medical information internet program and announced a restructuring of the company.

      To facilitate the restructuring, the company has issued approximately 20 million shares of restricted common stock to reduce existing trade payables and will seek appropriate merger or acquisition partners in the medical information or unrelated fields. Management has agreed to provide short term financing of $250,000 in connection with this effort.

      As part of the restructuring, ConnectivCorp also announced a one for ten reverse split of the company's common stock effective March 12, 2002. On the effective date, ten shares of common stock will be converted into one share of common stock with fractional interests rounded up to the next whole share. Henceforth, the stock will trade under the symbol CTTV.

      Headquartered in New York, ConnectivCorp (http://www.connectivcorp.com) is a medical communications network with publishing, Internet and marketing services divisions that connect targeted consumers and professionals with pharmaceutical and consumer product companies. SexHealth.com
(http://www.sexhealth.com) is the company's comprehensive Web site covering sexual health information and topics.

      Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. This press release may contain forward-looking statements relating to future performance, technology, and product development that may impact future results and the future viability of the company. Actual results could be affected or differ materially from those projected in the forward-looking statements as a result of various risk factors. More information about factors that potentially could affect ConnectivCorp's financial results is included in ConnectivCorp's filings with the Securities and Exchange Commission.